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                                                                    EXHIBIT 12.1

Northern Border Pipeline Company
Ratio of earnings to fixed charges

                                                2000       2001       2002       2003       2004
                                              --------   --------   --------   --------   --------
Fixed charges:

Interest expensed and capitalized              65,489      56,262     51,550     44,903     41,356

Estimate of interest within rental expense        388         362        276        272        236
                                              -------    --------   --------   --------   --------

Total fixed charges                            65,877      56,624     51,826     45,175     41,592
                                              -------    --------   --------   --------   --------
Earnings:

Pretax income from continuing operations      127,064     140,458    142,719    148,200    166,777

Fixed charges                                  65,877      56,624     51,826     45,175     41,592
                                              -------    --------   --------   --------   --------

Total earnings                                192,941     197,082    194,545    193,375    208,369
                                              -------    --------   --------   --------   --------

Ratio of earnings to fixed charges               2.93        3.48       3.75       4.28       5.01
                                              =======    ========   ========   ========   ========